Exhibit 99.1

Miles Mahoney Appointed President and COO of
Evergreen Energy

Mahoney to Continue to Head Commercialization Efforts for
GreenCert Suite of Solutions

DENVER, November 20, 2009— Evergreen Energy Inc. (NYSE Arca: EEE) named Miles Mahoney, 41, president and chief operating officer of Evergreen.  In this new role, Mahoney, formerly the president and general manager of Evergreen’s subsidiary C-Lock Technology, Inc., will continue to advance the company’s industry-leading GreenCert™ suite of solutions to commercialization.  Mahoney will report to Thomas H. Stoner Jr., CEO of Evergreen,
“Naming Miles president and COO of Evergreen signifies the company’s prioritization of delivering our GreenCert suite of solutions to the mass market,” said Stoner. “Miles successfully built Software as a Service (SaaS) businesses and on-premise offerings by developing and expanding key relationships in the software, consulting services and related infrastructure sectors.  His proven leadership combined with his expanding expertise in the burgeoning area of carbon information management will be among the key drivers to addressing the needs of our partners and their customers as they measure their environmental footprint.”
“GreenCert addresses the immediate need for an accurate and precise system for the scientific measurement and management of greenhouse gas (GHG) emissions across multiple industries,” said Mahoney. “Following our announcements with IBM and Black & Veatch, our efforts are focused on aligning our organization to drive profitable revenue through our partnerships with these and other industry leaders.  We will do this by bundling GreenCert technology into our partner’s sales and technology offerings in a way that both adds value to their offerings and helps their customers solve the global challenges of managing GHG emissions.  As business sustainability and economic opportunities are made possible through carbon capture and trade, we will also target original equipment manufacturer relationships. For original equipment manufacturers, GreenCert technology can be used to analyze business information in many areas not typically reliant on GHG information such as risk mitigation, governance risk and compliance, energy production, and supply chain management.”
Mahoney is a seasoned technology industry operational executive with extensive global experience building and implementing quality-driven profit channels. Most recently, he was vice president and general manager of global alliances and channels at SAS Institute, Inc., the world’s largest privately held software company. Mahoney has more than 15 years of experience leading and managing global teams. He holds a master’s of business administration degree in business strategy from Pepperdine University and a bachelor’s degree in finance from the University of Montana.

About Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.   GreenCert owned exclusively by Evergreen, is a scientifically accurate, scalable, environment intelligence solution that measures greenhouse gases and generates verifiable emissions credits.  K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Evergreen Investor Contacts:
Jimmac Lofton	Kirsten Chapman & Becky Herrick
VP Corporate Development	Lippert / Heilshorn & Associates
303-293-2992	415.433.3777
jlofton@evgenergy.com	bherrick@lhai.com

Evergreen Media Contact:
Adam Handelsman
Lippert / Heilshorn & Associates
212.838.3777
AHandelsman@lhai.com

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